FOR IMMEDIATE RELEASE
                                               Contact: Ross A. Benavides
                                                        Chief Financial Officer
                                                        (713) 860-2528


               GENESIS ENERGY, L.P. REPORTS THIRD QUARTER RESULTS


         November 11, 2003 - Genesis Energy, L.P. (AMEX:GEL) announced today that its net loss for the third quarter of 2003 was $1,213,000, or $0.14 per unit, compared to net income of $103,000, or $0.01 per unit, for the third quarter of 2002.

         Net Income for the nine months ended September 30, 2003, was $1,556,000, or $0.18 per unit. For the nine months ended September 30, 2002, net income was $3,523,000, or $0.40 per unit. Minority interests had no effect on the results for the quarterly or nine months periods.

         Mark Gorman, President and CEO said "We are on track to implement our 2003 strategy. We closed the transaction for the sale of the Texas Gulf Coast Operations on October 31 and expect to close the purchase of the CO2 assets from Denbury during November. We look forward to executing our strategy with the new asset base. Third quarter results were adversely impacted by several charges that are infrequent in nature, including the removal of an abandoned pipeline, water disposal at a crude gathering facility, and termination benefits for employees affected by the sale of the Texas Gulf Coast Operations. For the nine months of 2003, Available Cash before Reserves was $2.4 million compared to distributions of $1.3 million."

         Highlights of the Third Quarter

         Genesis made a regular quarterly distribution of $0.05 per common unit for the second quarter of 2003 on August 14, 2003 and will make a distribution for the third quarter of $0.05 per common unit on November 14, 2003, to unitholders of record on October 31, 2003.

         Net cash flow provided by operating activities was $2,086,000 for the third quarter of 2003. Genesis did not generate Available Cash before reserves (a non-GAAP measure) during the third quarter, instead reducing reserves by $386,000. Reserves from prior periods will be used to fund the regular quarterly distribution of $440,000. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

        Gross margin (excluding depreciation) from gathering and marketing operations was $1.6 million for the third quarter of 2003, as compared to $3.2 million in the prior year period. This decrease in gross margin (excluding depreciation) between the two periods resulted principally from a $0.8 million price variance and the benefit in the prior year period of a $0.6 million increase in gross margin from the sale of crude oil with a low cost basis. P-Plus prices declined by 25% during the third quarter of 2003 as compared to a 34% increase in P-Plus prices during the prior year quarter. This decline in P-Plus prices was the primary cause of the Partnership's $0.8 million price variance between periods.
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        Pipeline gross margin (excluding depreciation) was $0.6 million for the third quarter of 2003, as compared to $1.5 million for the third quarter of 2002. The factors decreasing pipeline gross margin (excluding depreciation) were $1.4 million of higher pipeline operating costs related to an accrual for an obligation to remove an out-of-service offshore pipeline and regulatory and spill prevention requirements, a $0.4 million decrease in revenue due to a decline in throughput of 10 percent between the two periods, and a $0.9 million decrease in revenues from sales of pipeline loss allowance volumes. Offsetting these factors were a $0.3 million increase in revenues due to an increase of 7 percent in the average tariff on shipments and a $1.5 million accrual in the 2002 period related to fines for the Mississippi spill in 1999. No such accrual was taken in the 2003 period.

        General and administrative expenses and interest costs were flat between the two third quarter periods.

         Highlights of the Nine Months

        Genesis paid distributions for the first and second quarters of 2003 in addition to the one to be paid for the third quarter. Available Cash before Reserves generated during the nine months of 2003 totaled $2.4 million.

        Gross margin (excluding depreciation) from gathering and marketing activities was $9.3 million for the nine month period in 2003, a decrease of $1.7 million from 2002. The primary factors decreasing gross margin (excluding depreciation) between the two periods were a decrease in purchased volumes of 22% reducing gross margin (excluding depreciation) by $5.1 million and the benefit in the prior year period of a $0.9 million increase in gross margin from the sale of crude oil with a low cost basis. Partially offsetting the decreases was a $5.0 million positive price variance.

        Pipeline gross margin (excluding depreciation) was $4.0 million for the nine months of 2003 as compared to $5.5 million for the 2002 nine-month period. Pipeline operating costs were $4.1 greater in 2003 principally due to the asset retirement obligation recorded in the third quarter of 2003, regulatory and spill prevention requirements and right of way maintenance. Partially offsetting these higher costs was the $2.3 million benefit of increases in tariff rates. Additionally, in the 2002 period, the accrual for fines and penalties related to the 1999 Mississippi spill was increased.

         Outlook

         The sale of the Texas Gulf Coast Operations closed on October 31, 2003. Genesis expects to report a gain on the sale of the Texas Gulf Coast operations of approximately $12.0 million during the fourth quarter.

         The purchase of CO2 assets from Denbury is expected to close during November. Results for the fourth quarter are expected to include two months of activity from operating the wholesale CO2 marketing business.

         The Partnership's gathering and marketing business is expected to perform better in the fourth quarter than the in third quarter of 2003, but not as well as in the first two quarters of 2003, principally due to continuing market pressure on P-Plus prices. Genesis expects pipeline gross margin excluding depreciation for the final quarter of 2003 to be generally consistent with that in the first two quarters of the year.

         During 2004, Genesis expects to generate gross margin before depreciation from the wholesale CO2 marketing business of approximately the same amount as the gross margin before depreciation that was expected for 2004 from the Texas Gulf Coast gathering and marketing
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operations and pipeline operations which were sold. However, 2004 projected maintenance capital expenditures related to theses sold assets are expected to be reduced by $6.6 million as a result of the sale of the Texas Gulf Coast operations.

         Genesis anticipates increasing the regular quarterly distributions to $0.15 per unit beginning with the distribution for the fourth quarter of 2003 that will be paid in February 2004, and expects to be able to sustain the distribution at this level. Based on current conditions, the Partnership expects to be able to restore the regular distribution to the targeted minimum distribution amount of $0.20 per unit per quarter in 2005. However, as Genesis gains experience with the new asset base, as cost savings are implemented, and as opportunities to make accretive acquisitions are developed, the Partnership may be able to increase its regular quarterly distributions or restore the targeted minimum quarterly distribution sooner.

         Other Matters

         Several adjustments to net income are required to calculate Available Cash. The calculation of Available Cash before reserves for the quarter ended September 30, 2003 is as follows:

              Net loss                                           $   (1,213,000)
              Depreciation and amortization expense                   1,360,000
              Cash proceeds in excess of gains on asset
                sales                                                     6,000
              Maintenance capital expenditures                         (539,000)
                                                                 --------------
              Available Cash before reserves                     $     (386,000)
                                                                 ==============

The calculation of Available Cash before reserves for the nine months ended September 30, 2003 is as follows:

              Net income                                         $    1,556,000
              Depreciation and amortization expense                   4,244,000
              Cash proceeds in excess of gains on asset
                sales                                                    46,000
              Maintenance capital expenditures                       (3,479,000)
                                                                 --------------
              Available Cash before reserves                     $    2,367,000
                                                                 ==============

         Available Cash (a non-GAAP liquidity measure) has been reconciled to cash flow from operating activities for the three and nine months ended September 30, 2003 in the financial tables below.

         Genesis Energy, L.P. will broadcast its Third Quarter Earnings Announcement Conference Call on Tuesday, November 11, 2003, at 10:00 a.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 60 days. There is no charge to access the event.

         For important information about the tax impact to unitholders of the sale of the Texas Operation to Teppco, please visit our Web site at www.genesiscrudeoil.com or call Investor Relations at 713-860-2500.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings.



                               (tables to follow)

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)


                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2003           September 30, 2002
                                                              ------------------           ------------------
Revenues                                                        $      720,862                $     696,358
Cost of Sales                                                          707,594                      679,930
                                                                --------------                -------------
    GROSS MARGIN                                                        13,268                       16,428
General & Administrative Expenses                                        6,802                        6,352
Depreciation and Amortization Expense                                    4,244                        4,310
Other                                                                     (190)                           -
                                                                ---------------               -------------
    OPERATING INCOME                                                     2,412                        5,766
Interest Expense, Net                                                     (856)                        (847)
Unrealized Loss on Change in Fair Value of Derivatives                       -                       (2,094)
Gains from Disposals of Surplus Assets                                       -                          698
                                                                --------------                -------------
   Income Before Minority Interests                                      1,556                        3,523
Minority Interests                                                           -                            -
                                                                --------------                -------------
   NET INCOME                                                   $        1,556                $       3,523
                                                                ==============                =============
    NET INCOME PER COMMON UNIT - BASIC AND DILUTED              $         0.18                $        0.40
                                                                ==============                =============

Wellhead barrels per day                                                60,135                       64,308
Pipeline barrels per day                                                70,285                       75,385

                                                              Three Months Ended           Three Months Ended
                                                              September 30, 2003           September 30, 2002
                                                              ------------------           ------------------
Revenues                                                        $      239,031                $     216,350
Cost of Sales                                                          236,877                      211,582
                                                                --------------                -------------
    GROSS MARGIN                                                         2,154                        4,768
General & Administrative Expenses                                        1,994                        2,060
Depreciation and Amortization Expense                                    1,360                        1,412
Other                                                                     (143)                           -
                                                                --------------                -------------
    OPERATING INCOME (LOSS)                                             (1,057)                       1,296
Interest and Other, Net                                                   (156)                        (268)
Unrealized Loss on Change in Fair Value of Derivatives                       -                       (1,037)
Gains from Disposals of Surplus Assets                                       -                           23
                                                                --------------                -------------
    Income (Loss) Before Minority Interests                             (1,213)                         103
Minority Interests                                                           -                            -
                                                                --------------                -------------
    NET INCOME (LOSS)                                           $       (1,213)               $         103
                                                                ==============                =============
    NET INCOME (LOSS) PER COMMON UNIT - BASIC AND DILUTED       $        (0.14)               $        0.01
                                                                ==============                =============

Wellhead barrels per day                                                60,155                       60,044
Pipeline barrels per day                                                68,029                       75,172

                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)

                                                              September 30, 2003            December 31, 2002
                                                              ------------------            -----------------

ASSETS
Cash                                                            $        3,933                $       1,071
Accounts Receivable                                                     74,582                       80,664
Inventories                                                                575                        4,952
Other Current Assets                                                     5,344                        5,410
                                                                --------------                -------------
Total Current Assets                                                    84,434                       92,097
Net Property                                                            44,947                       44,460
Other Assets                                                             1,064                          980
                                                                --------------                -------------
Total Assets                                                    $      130,445                $     137,537
                                                                ==============                =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts Payable                                                $       79,386                $      87,386
Accrued Liabilities                                                      8,527                        8,834
                                                                --------------                -------------
Total Current Liabilities                                               87,913                       96,220
Long-Term Debt                                                           6,000                        5,500
Minority Interest                                                          515                          515
Partners' Capital                                                       36,017                       35,302
                                                                --------------                -------------
Total Liabilities and Partners' Capital                         $      130,445                $     137,537
                                                                ==============                =============

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)


                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2003           September 30, 2002
                                                              ------------------           ------------------

Net income                                                      $        1,556                $       3,523
Adjustments to reconcile net income to cash provided
 by operating activities:
   Depreciation and amortization                                         4,244                        4,310
   Amortization/write-off of credit facility issuance costs                903                          551
   Gains on asset disposals                                               (190)                        (698)
   Other non-cash charges                                                   39                        3,594
   Changes to components of working capital                              1,783                        2,330
                                                                --------------                -------------
Net cash provided by operating activities                                8,335                       13,610
                                                                --------------                -------------

Additions to property and equipment                                     (4,136)                      (2,753)
Proceeds from sales of assets and other                                    136                        2,205
                                                                --------------                -------------
Net cash (used in) provided by investing activities                     (4,000)                        (548)
                                                                --------------                -------------

Net borrowings (repayments) of debt                                        500                      (13,900)
Distributions to partners                                                 (880)                           -
Credit facility issuance fees                                           (1,093)                           -
                                                                ---------------               -------------
Net cash used in financing activities                                   (1,473)                     (13,900)
                                                                ---------------               -------------

Net increase (decrease) in cash and cash equivalents                     2,862                         (838)
Cash and cash equivalents at beginning of period                         1,071                        5,777
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $        3,933                $       4,939
                                                                ==============                =============

                              Genesis Energy, L.P.
                        Reconciliation of Unaudited GAAP
                "Net Cash Flow Provided by Operating Activities"
                  to Non-GAAP "Available Cash before Reserves"
             for the Three and Nine Months Ended September 30, 2003
                                 (in thousands)


                                                              Three Months Ended            Nine Months Ended
                                                              September 30, 2003           September 30, 2003
                                                              ------------------           ------------------

Net Cash Flow Provided by Operating Activities                  $        2,086                $       8,335
Adjustments to reconcile Net Cash Flow Provided
      by Operating Activities to Available Cash
      before reserves:
   Maintenance capital expenditures                                       (539)                      (3,479)
   Proceeds in excess of gains from sales of assets                        149                          236
   Change in fair value of derivatives                                       -                          (39)
   Amortization of credit facility issuance costs                          (62)                        (903)
   Net effect of changes in operating accounts not included in calculation of
   Available Cash before reserves                                       (2,020)                      (1,783)
                                                                --------------                -------------
Available Cash before reserves                                  $         (386)               $       2,367
                                                                ==============                =============



         Genesis believes that investors benefit from having access to the same financial measures being utilized by management. Available Cash is a liquidity measure used by management to compare cash flows generated by the Partnership to the cash distribution paid to the limited partners and the general partner. This is an important financial measure to the public unitholders since it is an indicator of the Partnership's ability to provide a cash return on their investment. Specifically, this financial measure tells investors whether or not the Partnership is generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.


                                      # # #